CONSULTING AGREEMENT

This Agreement is made effective as of April 1, 2018, by and between Rocky Mountain High Brands, Inc., of 9101 LBJ Freeway / Suite 200, Dallas, Texas 75243, and Tom Blackington, of 2819 N Fitzhugh, Dallas, Texas 75204.

In this Agreement, the party who is contracting to receive services shall be referred to as "Rocky Mountain High Brands, Inc., or Company", and the party who will be providing the services shall be referred to as "Tom Blackington, or Individual". This agreement replaces the previous agreement between the Company and Tom Blackington dated February 1, 2018.

Tom Blackington has a background in the beverage industry and is willing to provide services to Rocky Mountain High Brands, Inc. based on this background.

Rocky Mountain High Brands, Inc. desires to have services provided by Tom Blackington. Therefore, the parties agree as follows:

1.	DESCRIPTION OF SERVICES. Beginning on April 1, 2018, Tom Blackington will provide the following services (collectively, the "Services"):

Scope of Work – Build revenue for HEMPd –

•	Build plan for retail availability

o	Identify market potential, target list, distribution options, pricing and develop a plan with options to create revenue stream
o	Identify route to market – trade shows, brokers, marketing programs, etc. – to maximize potential revenue.
o	Execute plan – start sell-in process to retailers and distributors
o	Develop SoCal retail launch plan – water and potentially other SKU’s
▪	ID target retailers, distributors
▪	Develop business economics, pricing, logistics, resource needs, volume projections, etc.
▪	Begin selling process in Q2
o	Start a TX plan to begin to build availability – focus initially on the DFW market –

make store calls, open and set up new accounts, sell direct to customers, etc.

•	Burkel group – work with them to build their sales of HEMPd

o	Training, poster, decal, display units, mobile app, swag and store manager incentives

Scope of Work – Build retail availability and the needed distributor network for Eagle Spirit in the Texas/Oklahoma market

Texas

o	Target chains
▪	Winco 10 stores
▪	Central Market 10
▪	Market Street 16
▪	United 65
▪	Whole Foods Southwest 30
▪	Sprouts 30
▪	Total 161
▪	Look into potential with Costco
o	Target distributors
▪	Horizon, ADI, Davis, KeHE, UNFI

Oklahoma

o	Target chains
▪	Winco 4 stores
▪	Homeland 70
▪	Reasor’s 20
▪	Warehouse Market 10
▪	Crest Foods 17
▪	Total 121
o	Target distributors
▪	Capital Distributors, LNF, KeHE, UNFI

2.	PERFORMANCE OF SERVICES. The manner in which the Services are to be performed and the specific hours to be by Tom Blackington shall be determined by the number of hours as may be reasonably necessary to fulfill his obligations under this Agreement. Rocky Mountain High Brands, Inc. will rely on Tom Blackington to work as many hours as may be reasonably necessary to fulfill his obligations under this Agreement.

3.	PAYMENT. Rocky Mountain High Brands, Inc. will pay a fee to Tom Blackington for the Services in the amount of $5,500.00 per month. This fee shall be payable in a payment of $2,125.00 on the first (1st) and fifteenth (15th) days of each month, and another $1,250.00 in stock of Rocky Mountain High Brands, Inc. (to be adjusted for a 25% lack of marketability discount). Stock will be issued at the end of the term based on the average closing bid price of the stock for the ten day period leading up to the end of the month. All stock issued will be Rule 144 stock and will have a 6 month holding period.

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4.	EXPENSE REIMBURSEMENT. Tom Blackington shall be entitled to reimbursement from Rocky Mountain High Brands, Inc. for the following "out-of-pocket" expenses: Those expenses approved by the Company in writing in advance.

5.	SUPPORT SERVICES. Rocky Mountain High Brands, Inc. will provide the following support services for the benefit of Tom Blackington: Office Space if / when needed.

6.	NEW PROJECT APPROVAL. Tom Blackington and Rocky Mountain High Brands, Inc. recognize that Tom's Services will include working on various projects for Rocky Mountain High Brands, Inc. Tom shall obtain the approval of Rocky Mountain High Brands, Inc. prior to the commencement of a new project.

7.	TERM/TERMINATION. This agreement can be discontinued at any time by Rocky Mountain High Brands, Inc. It can also be changed, modified or extended by mutual agreement of both parties.

8.	RELATIONSHIP OF PARTIES. It is understood by the parties that Tom Blackington is an independent contractor with respect to Rocky Mountain High Brands, Inc., and not an employee of Rocky Mountain High Brands, Inc. Rocky Mountain High Brands, Inc. will not provide fringe benefits, including health insurance benefits, paid vacation, or any other employee benefit, for the benefit of Tom Blackington.

9.	INDEMNIFICATION. Rocky Mountain High Brands, Inc. agrees to indemnify and hold harmless Tom Blackington from all claims, losses, expenses, fees including attorney fees, costs, and judgments that may be asserted against Tom Blackington that result from the acts (i.e., making product claims) or omissions of Rocky Mountain High Brands, Inc., the Company’s employees, and/or the Company's agents.

10.	CONFIDENTIALITY. Rocky Mountain High Brands, Inc. recognizes that Tom Blackington has and will keep Confidential the following information: prices, costs, business affairs, future plans, trade secrets, customer lists, copyrights, formulas and other proprietary information (collectively, “Information which are valuable, special and unique assets of Rocky Mountain High Brands, Inc. and need to be protected from improper disclosure. In consideration for the disclosure of the Information, Tom agrees that he will not at any time or in any manner, either directly or indirectly, use any Information for his own benefit, or divulge, disclose, or communicate in any manner any Information to any third party without the prior written consent of Rocky Mountain High Brands, Inc. Tom will protect the Information and treat it as strictly confidential. A violation of this paragraph shall be a material violation of this Agreement.

11.	CONFIDENTIALITY AFTER TERMINATION. The confidentiality provisions of this Agreement shall remain in full force and effect for a period of two (2) years after the termination of this Agreement.

12.	RETURN OF RECORDS. Upon termination of this Agreement, Tom Blackington shall deliver all records, notes, data, memoranda, models, and equipment of any nature that are in his possession or under his control and that are Rocky Mountain High Brands, Inc.'s property or relate to Rocky Mountain High Brands, Inc.'s business.

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13.	NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage prepaid, addressed as follows:

If for Rocky Mountain High Brands, Inc.:

Rocky Mountain High Brands, Inc.

Attn: David Seeberger

9101 LBJ Freeway / Suite 200

Dallas, Texas 75243

If for Tom Blackington:

Tom Blackington

2819 N Fitzhugh

Dallas, Texas 75204

Such address may be changed from time to time by either party by providing written notice to the other in the manner set forth above.

14.	ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

15.	AMENDMENT. This Agreement may be modified or amended if the amendment is made in writing and is signed by both parties.

16.	SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

17.	WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

18.	APPLICABLE LAW. This Agreement shall be governed by the laws of the State of Texas.

19.	INTERRUPTION OF SERVICE. Either party shall be excused from any delay or failure in performance required hereunder if caused by reason of any occurrence or contingency beyond its reasonable control, including, but not limited to, acts of God, acts of war, fire, insurrection, laws proclamations, edits, ordinances or regulations, strikes, lock-outs or other serious labor disputes, riots, earthquakes, floods, explosions or other acts of nature. The obligations and rights of the party so excused shall be extended on a day-to-day basis for the time period equal to the period of such excusable interruption. When such events have abated, the parties' respective obligations hereunder shall resume. In the event the interruption of the excused party's obligations continues for a period in excess of thirty (30) days, either party shall have the right to terminate this Agreement upon ten (10) days' prior written notice to the other party.

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20.	ASSIGNMENT. Tom Blackington agrees that he will not assign, sell, transfer, delegate or otherwise dispose of any rights or obligations under this Agreement without the prior written consent of Rocky Mountain High Brands, Inc. Any purported assignment, transfer, or delegation shall be null and void. Nothing in this Agreement shall prevent the consolidation of Rocky Mountain High Brands, Inc. with, or its merger into, any other corporation, or the sale by Rocky Mountain High Brands, Inc. of all or substantially all of its properties or assets, or the assignment by Rocky Mountain High Brands, Inc. of this Agreement and the performance of its obligations hereunder to any successor in interest or any Affiliated Company. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those enumerated above.

IN WITNESS WHEREOF, the Parties hereto have executed or caused this Consulting Agreement to be executed by their duly authorized officers as of the day and year first written above.

Party receiving services:

Rocky Mountain High Brands, Inc.

 By: ___________________

Michael R. Welch

President & Chief Executive Officer

Party providing services:

Tom Blackington

By: ____________________

Tom Blackington

AXS Brands

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